[LOGO] CIT

                                 CIT GROUP INC.
                                   1 CIT Drive
                          Livingston, New Jersey 07039

                                                                   April 5, 2004

Dear Stockholder:

      You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 12, 2004, at 11:00 a.m., Eastern time at our offices at 1 CIT Drive, Livingston, New Jersey 07039.

      The notice of meeting and proxy statement following this letter describe the business to be transacted. You are asked to elect your Board of Directors for the upcoming year and to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants.

      Whether or not you are personally able to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible, or follow the enclosed instructions to vote electronically. Your vote is very important. This will not limit your right to attend the meeting and vote in person.

                                              Sincerely yours,

                                              /s/ Albert R. Gamper, Jr.

                                              Albert R. Gamper, Jr.
                                              Chairman and
                                              Chief Executive Officer

                                   [LOGO] CIT

                                 CIT GROUP INC.
                                   1 CIT Drive
                          Livingston, New Jersey 07039

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 2004
                    ----------------------------------------

TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of CIT Group Inc. will be held at the executive offices of CIT, 1 CIT Drive, Livingston, New Jersey 07039, on Wednesday, May 12, 2004 at 11:00 a.m. Eastern time, for the following purposes:

            1. to elect 11 directors to serve for one year or until the next annual meeting of stockholders;

            2. to ratify the appointment of PricewaterhouseCoopers LLP as CIT's independent accountants for 2004; and

            3. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The CIT Board of Directors has fixed the close of business on March 26, 2004 as the record date for determining holders of CIT Common Stock entitled to notice of and to vote at the meeting.

      You are cordially invited to attend the meeting. Whether or not you are personally able to attend the meeting, please complete, sign, date and return the accompanying proxy card, or cast your vote electronically, as soon as possible.

                                           By Order of the Board of Directors,

                                           /s/ Robert J. Ingato

                                           Robert J. Ingato
                                           Executive Vice President,
                                           General Counsel and Secretary

Livingston, New Jersey
April 5, 2004

                             YOUR VOTE IS IMPORTANT
                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

                                 CIT GROUP INC.

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

      We are mailing this proxy statement and the accompanying form of proxy beginning on or about April 5, 2004 to holders of record on March 26, 2004 of Common Stock (the "Common Stock") of CIT Group Inc.

      We are furnishing this proxy statement and form of proxy in connection with the solicitation of proxies by our Board of Directors (the "Board") for use at the 2004 Annual Meeting of Stockholders. You may direct how your shares are to be voted by submitting the enclosed proxy card or by following the enclosed electronic voting instructions. We will bear the cost of soliciting proxies in the accompanying form. We also may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, our directors, officers and other employees may solicit proxies in person, by telephone, facsimile transmission or other means of electronic communication.

      All duly executed proxies received or submitted electronically prior to the Annual Meeting will be voted in accordance with the choices specified. If you submit a written or electronic proxy, but you do not specify a choice as to any matter or any other business that may properly come before the meeting, the proxy will be voted in the discretion of the persons named in the proxy. If you grant a proxy, you may revoke it at any time before it is voted at the meeting by filing an instrument revoking the proxy with the Secretary of CIT, at our address shown, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person. However, if you instructed a broker on how to vote your shares, you must contact your broker if you wish to change your vote.

      As of March 26, 2004, there were approximately 213,300,406 shares of Common Stock outstanding. The Common Stock is listed on the New York Stock Exchange ("NYSE"); accordingly, CIT is subject to its rules and regulations for listed companies. Each holder of record of Common Stock is entitled to one vote per share on each matter presented for a vote of stockholders. A quorum for transaction of business at the Annual Meeting is a majority of the Common Stock entitled to vote at an Annual Meeting, which may be present either in person or by proxy.

      In determining whether a quorum exists, we will include shares represented by proxies that reflect abstentions and shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter). Brokers who are members of the National Association of Securities Dealers, Inc. may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong. Under New York Stock Exchange rules, a member broker that has transmitted proxy soliciting materials to a beneficial owner may not vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions. Broker non-votes and abstentions will have no effect on the outcome of the proposals scheduled to be presented at the Annual Meeting.

      The following table indicates the votes required to approve each of the proposals to be presented at the Annual Meeting:

          Proposal                                              Approval Required
          --------                                              -----------------
1.  Election of Directors........................   a plurality of the votes cast at the Annual Meeting

2.  Ratification of Independent Accountants......   a majority of the voting power represented and entitled to vote at the Annual Meeting

      We know of no other matter to be presented at the Annual Meeting. Under our By-Laws, no business may be transacted at the Annual Meeting other than business that is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board, or (c) proposed by any CIT stockholder who is entitled to vote at the meeting and who has complied with the notice procedures in our By-Laws. Unless you indicate contrary instructions to those set forth in the proxy for the Annual Meeting, the persons named in the proxy have indicated that they will cast the number of votes represented by the proxy for the election of each of the nominees listed below as directors, in favor of Proposal 2 and in their discretion upon such other business as may be properly brought before the Annual Meeting.

      Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. In addition, a Board meeting is scheduled immediately following the Annual Meeting. At the 2003 Annual Meeting of Stockholders, 7 directors were present, out of the 8 directors on the Board at that time.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      Our Board met 8 times during the year ended December 31, 2003. The Audit Committee met 9 times and the Compensation and Governance Committee met 5 times during the year ended December 31, 2003. All of the nominees listed below attended at least 75% of the aggregate of the meetings of the Board and of any committee on which he or she served (or for those directors who first joined the Board in 2003, held during the periods that he or she served).

      The directors elected at the Annual Meeting will each serve for a term of one year, or until the next annual meeting of stockholders. Should any nominee become unavailable for election, the Board may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast.

Nominees

      The following sets forth information concerning the eleven nominees for election as directors at the Annual Meeting, including information as to each nominee's age as of February 15, 2004 and business experience during the past five years. This information was provided to CIT by the nominees. CIT knows of no family relationship among the nominees. In addition to the information reported below, certain directors are also directors or trustees of privately held businesses or not-for-profit entities that are not referred to below.

Name                                  Age   Position
----                                  ---   --------
Albert R. Gamper, Jr................   61   Chairman and Chief Executive Officer of CIT

Gary C. Butler......................   57   President and Chief Operating Officer of Automatic
                                            Data Processing, Inc.

William A. Farlinger................   74   Retired, Former Chairman of Ontario Power Generation Inc.

William M. Freeman..................   51   Retired, Former President of the Public Communications
                                            Group of Verizon Communications Inc.

Hon. Thomas H. Kean.................   68   President of Drew University and Former Governor of New Jersey

Edward J. Kelly, III................   50   Chairman, President and Chief Executive Officer of
                                            Mercantile Bankshares Corporation

Marianne Miller Parrs...............   59   Executive Vice President of International Paper Company

Jeffrey M. Peek.....................   56   President and Chief Operating Officer of CIT

John R. Ryan........................   58   President of Maritime College, State University of New York

Peter J. Tobin......................   59   Special Assistant to the President of St. John's University

Lois M. Van Deusen..................   64   Managing Partner of McCarter & English, LLP

      Albert R. Gamper, Jr. has served as Chief Executive Officer of CIT from May 1987 to the present, and as President from May 1987 to September 2003. He has also served as Chairman since July 1, 2002, as well as from January 2000 to June 1, 2001, and from May 1987 to December 1989. Mr. Gamper has been a director of CIT since May 1984. Prior to December 1989, Mr. Gamper held a number of executive positions at Manufacturers Hanover Corporation, a prior owner of CIT, where he had been employed since 1962. Mr. Gamper is a director of Public Service Enterprise Group Incorporated, Chairman of the Board of Directors of Saint Barnabas Health Care System and Vice Chairman of the Board of Governors of Rutgers University. He also serves as a director of the New Jersey Performing Arts Center and WNET/Channel 13, a trustee of New Jersey Network and a member of the Finance Council of the Archdiocese of Newark.

      Gary C. Butler has served as a director of CIT since February 2004. Mr. Butler has served as President and Chief Operating Officer of Automatic Data Processing, Inc. ("ADP") since 1998. Previously, Mr. Butler served as Group President, Employer Services at ADP since 1995, as President of ADP's Dealer Services Division since 1989, and in a number of other executive and management positions at ADP since 1975. Mr. Butler is a director of ADP and Liberty Mutual Corporation.

      William A. Farlinger has served as a director of CIT since July 1, 2002, and previously from November 1999 to June 1, 2001. Mr. Farlinger retired from Ontario Power Generation Inc. (formerly Ontario Hydro) in December 2003. Previously, Mr. Farlinger served as Chairman of Ontario Power Generation since November 1995, including as Chairman, President and Chief Executive Officer from August 1997 to March 1998. Prior to joining Ontario Hydro, Mr. Farlinger spent his entire business career with the accounting and management consulting firm of Ernst & Young, Canada, including serving as Chairman and Chief Executive Officer from 1987 to 1994. Mr. Farlinger is also a member of the Order of Canada.

      William M. Freeman has served as a director of CIT since July 2003. Mr. Freeman retired from Verizon Communications Inc. in February 2004, where he served as President and Chief Executive Officer of the Public Communications Group since 2000. Previously, Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman serves on the Board of Trustees of Drew University, the Board of Associates of Gallaudet University, the Board of Trustees for the Joint Center for Political and Economic Studies, and the National Board of Directors of Junior Achievement. Mr. Freeman is also a director of VAC Holding, Inc., a privately held communications company.

      Hon. Thomas H. Kean has served as a director of CIT since July 1, 2002, and previously from November 1999 to June 1, 2001. Mr. Kean has served as President of Drew University since February 1990, and is a former Governor of the State of New Jersey. He is also a director of Amerada Hess Corporation, ARAMARK Corporation, Franklin Resources, Inc., The Pepsi Bottling Group, and UnitedHealth Group Incorporated. Mr. Kean is also a trustee of The Robert Wood Johnson Foundation, a non-profit foundation.

      Edward J. Kelly, III has served as a director of CIT since July 1, 2002. Mr. Kelly has served as President and Chief Executive Officer and a director of Mercantile Bankshares Corporation since March 2001, and additionally became Chairman in March 2003. Mr. Kelly served as Managing Director of J.P. Morgan Chase, and one of its predecessors, J.P. Morgan, from February 1996 to February 2001, as General Counsel and Secretary of J.P. Morgan from November 1994 to January 1996, and is a former partner in the New York law firm of Davis Polk & Wardwell. Mr. Kelly is also a director of Constellation Energy Group, CSX Corporation, Hartford Financial Services Group, and Axis Capital Holdings Limited.

      Marianne Miller Parrs has served as a director of CIT since January 2003. Ms. Parrs has served as Executive Vice President of International Paper Company since 1999, with current responsibility for Information Technology, the global supply chain, Investor Relations and IP Realty. From 1995 to 1999, Ms. Parrs served as Senior Vice President and Chief Financial Officer of International Paper Company. Previously, she served in a number of other executive and management positions at International Paper Company since 1974, and was a security analyst at a number of firms prior to joining International Paper Company. Additionally, Ms. Parrs sits on the boards of various non-profit organizations, such as the New York Women's Forum and the New York Council on Economic Education. Ms. Parrs also serves on the board of Forest Express, a private e-business company that streamlines and automates supply chain transactions for the paper and forest products industry.

      Jeffrey M. Peek has served as President and Chief Operating Officer and as a director of CIT since September 2003. Prior to September 2003, Mr. Peek served as Vice Chairman of Credit Suisse First Boston LLC and was responsible for the firm's Financial Services Division, including Credit Suisse Asset Management and Private Client Services. Immediately prior to joining Credit Suisse First Boston in 2002, Mr. Peek was with Merrill Lynch since 1983, where he rose to the level of Executive Vice President of Merrill Lynch & Co., Inc. and was President of Merrill Lynch Investment Managers. He also served on the Executive Management Committee of Merrill Lynch & Co. Mr. Peek is also a director of Travelers Property Casualty Corp.

      Vice Admiral John R. Ryan has served as a director of CIT since July 2003. Mr. Ryan has served as President of the State University of New York Maritime College since June 2002, and has also served as the Interim President of the State University of New York at Albany since February 2004. From 1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command in Aiea, Hawaii from 1991 to 1993. Mr. Ryan is also a director of Cablevision Systems Corp. and the Center for Creative Leadership.

      Peter J. Tobin has served as a director of CIT since July 1, 2002, and previously from May 1984 to June 1, 2001. Mr. Tobin has been Special Assistant in Corporate Relations and Development to the President of St. John's University since September 2003, and previously was Dean of the Peter J. Tobin College of Business at St. John's University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is also a director of AXA Financial, Alliance Capital Management, L.P., a subsidiary of AXA Financial that manages mutual funds, PA Consulting Group and H.W. Wilson, a publishing company.

      Lois M. Van Deusen has served as a director of CIT since January 2003. Ms. Van Deusen is the Managing Partner of McCarter & English, LLP, a major law firm located in Newark, New Jersey, and is a partner in the Real Estate Department. Ms. Van Deusen joined McCarter & English in 1977 and was named a partner in 1986. Additionally, Ms. Van Deusen sits on the board of Habitat for Humanity Newark, Inc.

Independence of Directors

      Our Corporate Governance Guidelines require that a substantial majority of the Board shall be composed of directors who meet the independence criteria established by the New York Stock Exchange. The criteria set by the New York Stock Exchange in order for a director to qualify as independent are:

      o The director can have no material relationship with CIT (either directly or as a partner, shareholder or officer of an organization that has a relationship with CIT), including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others;

      o The director cannot have been an employee, or have an immediate family member who was an executive officer, of CIT during the preceding three years;

      o The director cannot receive, or have an immediate family member who has received, more than $100,000 per year in direct compensation from CIT, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service) during the preceding three years;

      o The director cannot be affiliated with or employed by, or have an immediate family member who was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of CIT during the preceding three years;

      o The director cannot be employed, or have an immediate family member who was employed, as an executive officer of another company if any of CIT's executives have served on that company's compensation committee during the preceding three years; and

      o The director cannot be an executive officer or an employee, or have an immediate family member who was an executive officer, of a company that made payments to or received payments from CIT for property or services in an amount per year in excess of the greater of $1 million or 2% of such company's consolidated gross revenues during the preceding three years.

      On an annual basis, each director is asked to complete a questionnaire regarding his or her compliance with the above independence criteria. For purposes of determining the impact of payments to or from CIT for property or services on director independence, we do not include payments made in the ordinary course of business, such as for utilities, or payments for property or services awarded as a result of a competitive bid. In addition to the above criteria, the Nominating and Governance Committee reviews all of CIT's charitable contributions in any calendar year that exceed the lesser of $25,000 or 2% of the charity's annual consolidated gross revenues to an organization with which an independent director is affiliated to consider the impact on the applicable director's independence.

      Except for Messrs. Gamper and Peek, the Board has determined that all of the directors are independent as defined by the New York Stock Exchange and CIT's Corporate Governance Guidelines. The independent directors meet in executive session during each regularly scheduled meeting of the Board. The Board named Mr.

Tobin as Lead Director and, in such capacity, he presides at executive sessions of the independent directors, reviews and provides input with respect to the agenda for Board meetings and coordinates communications between the Board and the Chief Executive Officer. A current copy of the Corporate Governance Guidelines is available on our website at www.cit.com.

Board Committees

      During 2003, our Board maintained an Audit Committee and a Compensation and Governance Committee. Effective January 21, 2004, the Board split the Compensation and Governance Committee into a Compensation Committee and a Nominating and Governance Committee. The Audit Committee and the Nominating and Governance Committee each are comprised of four directors and the Compensation Committee is comprised of three directors. Each director serving on either the Audit Committee, the Compensation Committee or the Nominating and Governance Committee is independent as defined by the New York Stock Exchange and applicable law. Current copies of the written charter of each committee are available on our website at www.cit.com.

Audit Committee

      The Audit Committee conducts its duties consistent with a written charter, which includes:

      o monitoring the integrity of our financial accounting and reporting process and systems of internal controls, including reviewing our quarterly and annual filings with the SEC;

      o reviewing our corporate compliance policies and monitoring compliance with our Code of Business Conduct and other compliance policies, including reviewing any significant case of employee conflict of interest or misconduct;

      o reviewing the budget, plan and activities of the Internal Audit Department and the performance of the Director of Internal Audit;

      o monitoring the independence of the independent public accountants, including approving in advance all audit and non-audit engagements;

      o retaining and determining the compensation of the independent public accountants; and

      o     reporting to our Board as appropriate.

      Peter J. Tobin (Chairman), William A. Farlinger, Edward J. Kelly, III and Marianne Miller Parrs serve as members of the Audit Committee. The charter for our Audit Committee complies with New York Stock Exchange requirements and applicable law. The Board of Directors has determined that Mr. Tobin, Mr. Farlinger and Ms. Parrs each meets the standard of "Audit Committee Financial Expert" as defined by the SEC, and that each member of the Audit Committee is independent from management and financially literate.

Compensation Committee

      The Compensation Committee conducts its duties consistent with a written charter, which includes:

      o recommending to the independent directors the annual salary, bonus and stock-based compensation of the Chief Executive Officer;

      o reviewing and approving salaries, bonuses and stock-based compensation for other executive officers;

      o facilitating the performance evaluation of the Chief Executive Officer by the Board;

      o     approving compensation plans and programs for directors; and

      o approving any equity compensation plans, and reviewing and approving the aggregate equity awards that may be granted to all participants.

      Hon. Thomas H. Kean (Chairman), William M. Freeman and Lois M. Van Deusen serve as members of the Compensation Committee.

Nominating and Governance Committee

      The Nominating and Governance Committee conducts its duties consistent with a written charter, which includes:

      o identifying and recommending qualified candidates to fill Board and committee positions;

      o overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Committees, as appropriate;

      o overseeing the evaluation of the Board and its committees and members, including the self-evaluation of the Nominating and Governance Committee; and

      o overseeing corporate governance, including developing and recommending corporate governance guidelines and policies.

      John R. Ryan (Chairman), Gary C. Butler, William M. Freeman and Lois M. Van Deusen serve as members of the Nominating and Governance Committee.

      The Nominating and Governance Committee will consider and evaluate all director candidates recommended by our shareholders in accordance with the procedures set forth in our Corporate Governance Guidelines. Shareholders may propose qualified nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information in writing to:
Office of the General Counsel, CIT Group Inc., 1 CIT Drive, Livingston, New Jersey 07039. Such supporting information shall include (1) a statement containing the notarized signature of the nominee whereby such nominee consents to being nominated to serve as a director of CIT and to serving as a director if elected by the shareholders; (2) information in support of the nominee's qualifications to serve on CIT's Board and the nominee's independence from management; (3) the name or names of the stockholders who are submitting such proposal, the number of shares of CIT's Common Stock held by each such stockholder, and the length of time such shares have been beneficially owned by such stockholders; and (4) such other information as the stockholder believes to be pertinent. To be considered for nomination, any such nominees shall be proposed as described above no later than December 15th of the calendar year preceding the applicable annual shareholders meeting.

      Our Corporate Governance Guidelines set forth the following general criteria for nomination to our Board:

      o directors should possess senior level management and decision-making experience;

      o directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

      o directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to CIT and its shareholders;

      o directors should be highly accomplished in their respective field, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

      o in addition to satisfying the independence criteria described in our Corporate Governance Guidelines, non-management directors should be able to represent all shareholders of CIT;

      o directors who are expected to serve on a board committee shall satisfy the New York Stock Exchange and legal criteria for members of the applicable committee;

      o directors should have the ability to exercise sound business judgment to provide advice and guidance to the Chief Executive Officer with candor; and

      o the Board's assessment of a director candidate's qualifications includes consideration of diversity, age, skills and experience in the context of the needs of the Board.

The foregoing general criteria apply equally to the evaluation of all potential, non-management director nominees, including those individuals recommended by stockholders.

Communicating with Directors

      Any person who has a concern about CIT's governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, CIT's stockholders may communicate with the Board regarding any topic of current relevance to CIT's business. The foregoing communications may be submitted in writing to the Lead Director, the Audit Committee, or the non-management directors as a group in care of CIT's General Counsel and Secretary, 1 CIT Drive, Livingston, New Jersey 07039, or by email to directors@cit.com. Concerns and stockholder communications may also be directed to the Board by calling the CIT Hotline in the U.S. or Canada at 1-877-530-5287. To place calls from other countries in which CIT has operations, individuals may call 703-259-2284 collect. These concerns can be reported confidentially or anonymously. Concerns and issues communicated to the Board will be addressed through CIT's regular procedures:

      o Depending on the nature of the concern or issue, it may be initially referred to CIT's Director of Internal Audit, General Counsel, Head of Human Resources or other appropriate officer for processing, investigation, and follow-up action.

      o Concerns relating to CIT's accounting, internal accounting controls or auditing matters will be referred to the Audit Committee.

      o All other concerns will be referred to either CIT's Lead Director or to one or more non-management members of the Board.

      o At its regular meetings (or more frequently if deemed appropriate by management), the Board, or the appropriate committee of the Board, will be provided with a summary and/or copies of the communications described above.

Compensation Committee Interlocks and Insider Participation

      There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the rules of the SEC.

Executive Officers

      The following table sets forth information as of February 15, 2004 regarding our executive officers, other than Mr. Gamper and Mr. Peek, whose information is provided above under "Nominees". The executive officers were appointed by and hold office at the discretion of the Board. No family relationship exists among CIT's executive officers or with any director. The executive officers are subject to CIT's Code of Ethics, which is available on our website at www.cit.com. In addition to the information reported below, certain executive officers are also directors or trustees of privately held or not-for-profit organizations that are not referred to below.

Name                                  Age   Position
----                                  ---   --------
John F. Daly........................   55   President, Commercial Services
Thomas B. Hallman...................   51   Vice Chairman - Specialty Finance
Robert J. Ingato....................   43   Executive Vice President, General Counsel and Secretary
Roy W. Keller, Jr...................   55   President, Equipment Finance
Joseph M. Leone.....................   50   Vice Chairman and Chief Financial Officer
Lawrence A. Marsiello...............   53   Vice Chairman and Chief Credit Officer
David D. McKerroll..................   44   Group Chief Executive Officer, Structured Finance
Victor D. Russo.....................   47   President, Business Credit
William J. Taylor...................   52   Executive Vice President, Controller and Chief Accounting Officer
Nikita Zdanow.......................   66   Group Chief Executive Officer, Capital Finance

      John F. Daly has served as President of CIT's Commercial Services business unit since December 1999. Previously, Mr. Daly served as Executive Vice President and Senior Credit Officer of Commercial Services since January 1996, and in a number of other executive and management positions with CIT and Manufacturers Hanover Commercial Corporation, a predecessor of Commercial Services, since 1973.

      Thomas B. Hallman has served as CIT's Vice Chairman - Specialty Finance since September 2003. Previously, Mr. Hallman served as Group Chief Executive Officer of CIT's Specialty Finance Group since July 2001. Mr. Hallman served as Chief Executive Officer of the Consumer Finance business unit, the home equity unit of Specialty Finance, since joining CIT in 1995, and held a number of executive and management positions with other financial services firms prior to 1995.

      Robert J. Ingato has served as CIT's Executive Vice President and General Counsel since June 2001, and additionally as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President and General Counsel of AT&T Capital Corporation, a predecessor of Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

      Roy W. Keller, Jr. has served as President of CIT's Equipment Finance Group since May 2002. Previously, Mr. Keller served as President of Equipment Finance - U.S. division since July 2001, as Executive Vice President since March 2000, as Senior Vice President since April 1998, and in a number of other management positions since joining CIT in 1978.

      Joseph M. Leone has served as CIT's Vice Chairman and Chief Financial Officer since September 2003. Previously, Mr. Leone served as Executive Vice President and Chief Financial Officer since July 1995. Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since March 1986, and in a number of other executive positions with Manufacturers Hanover Corporation since May 1983. Mr. Leone is a certified public accountant and a member of the American Institute of Certified Public Accountants.

      Lawrence A. Marsiello has served as Vice Chairman and Chief Credit Officer of CIT since September 2003. Previously, Mr. Marsiello served as Group Chief Executive Officer of CIT's Commercial Finance Group since August 1999. Mr. Marsiello served as Chief Executive Officer of the Commercial Services business unit, the factoring unit of Commercial Finance, since August 1990, and in a number of other executive positions with CIT and Manufacturers Hanover Corporation, since 1974.

      David D. McKerroll has served as Group Chief Executive Officer of CIT's Structured Finance Group since November 1999. Previously, Mr. McKerroll served as President of Newcourt Capital, a division of Newcourt Credit Group Inc., and was one of the founders of Newcourt Credit Group, which he joined in 1987. Mr. McKerroll is also a director of Cossette Communications Group Inc.

      Victor D. Russo has served as President of CIT's Business Credit business unit since June 2000. Previously, Mr. Russo served as Executive Vice President of Business Credit since 1992, as Group Head of Business Credit's Financial Restructuring Group since 1989, and in a number of other executive and management positions with Business Credit and Manufacturers Hanover Commercial Corporation, a predecessor of Business Credit, since 1983.

      William J. Taylor has served as Executive Vice President and Controller of CIT since November 1999. Previously, Mr. Taylor served as Senior Vice President and Controller since 1993, as Vice President and Controller since 1991, and joined CIT as Vice President and Assistant Controller in 1989. Prior to joining CIT, he served as Senior Vice President and Controller of Crossland Savings FSB and as a Senior Audit Manager with KPMG specializing in financial services. Mr. Taylor is a certified public accountant and a member of the American Institute of Certified Public Accountants.

      Nikita Zdanow has served as Group Chief Executive Officer of CIT's Capital Finance Group since 1985, and served in a number of other executive positions since joining CIT in 1960.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on CIT's records and other information, CIT believes that its directors and executive officers complied with the applicable SEC filing requirements for reporting beneficial ownership of CIT's equity securities for the year ended December 31, 2003.

2004 Audit Committee Report

      The Board appointed the members of the Audit Committee. The Audit Committee is governed by a written charter that was approved and adopted by the Board and is periodically reviewed and reassessed by the Audit Committee. The Audit Committee is comprised of four members, each of whom meets the independence and experience requirements of the New York Stock Exchange and applicable law.

      The Audit Committee (i) monitors the integrity of CIT's financial accounting and reporting process and systems of internal controls, (ii) reviews CIT's corporate compliance policies and monitors the compliance by CIT with its Code of Business Conduct and other compliance policies and with legal and regulatory requirements, (iii) monitors the independence and performance of CIT's internal and independent auditors, and (iv) retains and determines the compensation of the independent public accountants. Management has primary responsibility for the preparation and integrity of the financial statements and the reporting process. CIT's independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States.

      The Audit Committee reviewed CIT's audited financial statements and related SEC filings for the year ended December 31, 2003 and met with management and PricewaterhouseCoopers LLP ("PwC"), CIT's independent auditors, to discuss those financial statements. Management and PwC have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended. In addition, the Audit Committee has received from PwC its written disclosures and letter regarding its independence from CIT as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC its independence from CIT and management. The Audit Committee has also determined, based on such disclosures, letter and discussions, that PwC's provision of other non-audit services to CIT is compatible with the auditors' independence.

      Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in CIT's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

February 25, 2004                       Audit Committee

                                        Peter J. Tobin, Chairman
                                        William A. Farlinger
                                        Edward J. Kelly, III
                                        Marianne Miller Parrs

2004 Compensation Committee Report on Executive Compensation

      The Compensation Committee, which consists solely of independent directors as defined by New York Stock Exchange rules, oversees the development and administration of the compensation and benefit programs for the Company's executive officers and other key members of management. CIT's compensation programs are designed to link compensation to CIT's strategic business objectives and to attract, retain and motivate our executive talent. In executing its compensation responsibilities, the Committee utilizes the assistance of a compensation consulting firm to advise on market trends and best practices. The consulting firm is also used by CIT for other purposes.

Compensation Philosophy and Strategy

      CIT's compensation strategy emphasizes the belief that compensation should vary with the Company's financial and operating performance so that executives are well rewarded when performance meets or exceeds objectives and rewards are commensurately lower when performance objectives are not met. Annual performance is generally measured on the performance of the Company as a whole or a business unit, or using both criteria, as the nature of an executive's responsibilities may dictate. Stock options and restricted shares are used to provide management with long-term incentives that are contingent on CIT's financial success. In a continuing effort to align executive interests with that of our shareholders, a performance-contingent share program was introduced in 2004.

      In making senior level compensation decisions, the Committee reviews the compensation paid for similar positions at companies in related businesses, such as diversified financial services companies and banks, with asset levels similar to that of CIT. The companies considered are not necessarily those represented in the stock performance graph that follows this Report because the Committee believes CIT's competitors for executive talent are a broader group of companies. CIT periodically benchmarks its compensation practices and its financial results against its peer group. CIT's compensation guidelines are aligned with our competitive employment market to achieve on average a median percentile position for base salary and a 65th percentile position for total compensation, assuming certain performance objectives are met.

      In conducting its performance assessment for compensation purposes, the Committee evaluates the Chief Executive Officer's performance in light of pre-determined goals and objectives and approves his compensation based on this evaluation. For other executives and key management members, the Committee evaluates and approves compensation after the Chief Executive Officer presents to the Committee his assessment of the executives, their accomplishments and individual and overall Company performance.

CIT's Compensation Program

      Compensation paid to the executive officers for 2003 consisted primarily of base salary, annual cash bonuses and awards of stock options and restricted stock.

      Base Salary. As described above, CIT's philosophy is to provide base salaries to its executive team members within ranges where the midpoint approximates the median of the peer group. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as scope of responsibility and accountability, individual performance, potential for future advancement, and length of time in their current position.

      Annual Bonus Plan. CIT provides performance-related annual cash incentive compensation to its executive officers. Under the CIT Annual Bonus Plan incentive pools are funded based on the achievement of qualitative and quantitative corporate objectives and business unit pre-tax income goals. Individual bonuses are awarded based on the attainment of pre-established goals, the executive's individual contribution toward these goals as well as individual performance. For participants with overall Company responsibilities, 2003 bonuses were generally paid above target because CIT exceeded its overall pre-tax income goals. 2003 bonuses for participants with business unit responsibilities varied with some business units exceeding their goal and others meeting or falling short of their goal. Under the Discretionary Bonus Plan, executives are rewarded for the achievement of qualitative initiatives.

      Long-Term Incentives. CIT maintains a stock-based incentive plan, the CIT Group Inc. Long-Term Equity Compensation Plan (the "ECP") for directors and employees of CIT and its subsidiaries. The Company's ECP rewards executives for Company and individual performance over more than one year. The plan provides for the grant of various forms of long-term incentives such as stock options, restricted stock and performance shares or units. In 2003, the Company granted stock options and restricted stock.

      The Compensation Committee believes that stock option awards create a strong link to long-term financial results. Members of executive management received a grant of stock options in January 2003 and non-executives received an additional grant in July 2003. These options vest pro rata over a three year period of time.

      In addition to the January 2003 grant of stock options described above, members of executive management were awarded a grant of restricted stock in July 2003. The restricted stock awards to the executive team are subject to three-year cliff vesting.

CEO Compensation

      The Compensation Committee established Mr. Gamper's 2003 total compensation package after reviewing his performance and compensation with the independent directors of the full Board. The Committee considered the Company's overall performance as well as initiatives to ensure appropriate executive succession and to strengthen CIT's overall competitive position in the marketplace.

      Base Salary. The Committee did not change Mr. Gamper's base salary of $900,000 in 2003.

      Annual Bonus. The Committee awarded Mr. Gamper an annual bonus of $2,200,000 for 2003. Mr. Gamper's award was based on the criteria set forth in the Annual Bonus Plan that applied to all executive officers. The Committee determined this award based on Mr. Gamper's annual incentive award target and the Company's financial results against pre-tax income goals established for CIT at the beginning of the year. Additional qualitative factors that the Committee considered when determining Mr. Gamper's performance included his leadership, the hiring of a President & COO to ensure executive succession, and strong improvement in a variety of financial metrics including improved return on tangible equity, repayment of bank debt and increased access to capital markets, continued progress in corporate credit quality and the significant appreciation in CIT share value in 2003.

      Long-Term Incentives. Mr. Gamper was awarded 400,000 stock options with an exercise price of $21.05 in 2003. In addition, Mr. Gamper was awarded 135,000 restricted shares. These awards were consistent with the Company's compensation philosophy described above for all executive officers.

Policy on Deductibility

      The Committee's policy is to provide performance-based compensation to its executive officers that is tax deductible to the Company under current tax law. To this end, the CIT Group Inc. Annual Bonus Plan (the "Annual Bonus Plan") and the ECP are approved by our stockholders and administered in accordance with
Section 162(m) of the Internal Revenue Code. The Committee will deviate from this policy only when it believes there are overriding objectives to be achieved in our stockholder's interest.

      To that end, CIT has established a the CIT Group Inc. Discretionary Bonus Plan (the "Discretionary Bonus Plan") to reward individuals based upon qualitative achievements. The Compensation Committee determines bonuses granted under the Discretionary Bonus Plan for the CEO and other executive officers. The Discretionary Bonus Plan is not intended to comply with Section 162(m). It should also be noted that Jeffrey M. Peek, President and Chief Operating Officer who was hired in September 2003, was granted an annual bonus governed by an employment agreement that is described the Proxy Statement and is not intended to comply with Section 162(m).

Looking Forward

      In light of the current corporate governance environment and anticipated accounting changes with respect to stock-based compensation, during 2003, the Committee undertook an in-depth review of all aspects of CIT's executive compensation program. This review was performed with the assistance of the compensation consultant. As a result, the Company introduced a performance-contingent share program in 2004 for executive officers and other key members of management. The program serves as a replacement for awards of service-based restricted stock granted in 2003. Awards under the program will be earned at the end of a three-year period, depending on the achievement of earnings growth and return on tangible equity goals that support the Company's long-term targets.

      This Report has been furnished on behalf of the Board of Directors by the member of its Compensation Committee.

February 25, 2004                       Honorable Thomas H. Kean, Chair
                                        William M. Freeman
                                        Lois M. Van Deusen

Stock Performance Graph

      The following line graph compares the yearly percentage change in the cumulative total stockholder return of our Common Stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for the period commencing with our IPO on July 2, 2002 and ending December 31, 2003. The results are based on an assumed $100 invested on July 2, 2002, and reinvestment of dividends.

[The following information was depicted as a bar chart in the printed material]

                    07/2/02      9/30/02     12/31/02      3/31/03       6/30/03      9/30/03     12/31/03
                    -------      -------     --------      -------       -------      -------     --------
CIT                 100.00        78.17        85.78        74.29        109.21       127.98       160.58

S&P Financials      100.00        84.53        91.66        88.77        102.44       105.15       117.95

S&P 500             100.00        84.31        90.59        85.96        101.84       106.14       118.70

Director Compensation

      Directors who are also CIT employees do not receive any fees or other compensation for service on the Board or its committees. Non-employee directors of CIT currently are paid an annual retainer of $50,000, (which will increase to $60,000 following the Annual Meeting), which they may elect to receive in one or more of the following forms:

      o     Cash

      o     Stock Options

      o     Restricted Stock

      The number of shares of Common Stock underlying options that a director may elect to receive instead of cash remuneration is based on the Black-Scholes option pricing model. Any options that directors elect to receive as part of their annual retainer, are immediately vested, but are not exercisable until the one year anniversary of the date of the grant. These options have a term of ten years and an exercise price equal to the closing price of CIT Common Stock on the date of the grant. Any amount that a director elects to receive in restricted stock is converted into shares of Common Stock based upon a market value equal to the closing price of Common Stock on the date awarded. The restrictions on sale lapse on the first anniversary of the grant date.

      In addition, each non-employee director is entitled to an annual grant of stock options having a Black-Scholes value of $35,000 (which will increase to $45,000 following the Annual Meeting), except that the committee chairmen are entitled to grants with a $45,000 valuation (which will increase to $55,000 following the Annual Meeting). At the time of appointment to the Board, non-employee directors are each awarded a grant of stock options to acquire 10,000 shares of Common Stock. The option component of director remuneration and the options granted at the time of appointment become vested and exercisable in three equal, annual installments. These options have a term of ten years and an exercise price equal to the closing price of our Common Stock on the date of the grant.

      We reimburse all directors for reasonable out-of-pocket expenses incurred in attending Board or committee meetings.

Executive Compensation

      The table below sets forth the annual compensation, including bonuses and deferred compensation, of Messrs. Gamper, Peek, Hallman, Leone and Marsiello (the "Named Executive Officers") for services rendered in all capacities to CIT during the year ended December 31, 2003, the transition period ended December 31, 2002, the twelve months ended September 30, 2002, the nine months ended September 30, 2001, and the year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE
                                 (U.S. DOLLARS)

                                                           Annual Compensation               Long-Term Compensation
                                                  --------------------------------------   ---------------------------
                                                                            Other Annual   Restricted      Securities     All Other
      Name and                                                                Compensa-       Stock        Underlying     Compensa-
 Principal Positions             Period           Salary(1)      Bonus(2)      tion(3)      Awards(4)       Options(5)     tion(6)
 -------------------             ------           ---------     ----------  ------------   -----------     -----------    ---------
Albert R. Gamper, Jr....     Jan - Dec 2003        $900,000     $2,200,000    $136,730     $ 3,744,900        400,000      $10,000
Chairman and Chief         Oct 2002 - Dec 2002     $242,308     $  500,000    $ 27,603     $         0              0      $     0
Executive Officer         Oct 2001 - Sept 2002     $900,000     $1,668,832    $ 15,000     $         0      1,519,560      $10,000
                             Jan - Sept 2001       $680,769     $3,120,434    $ 40,958     $16,949,070        717,360      $ 8,250
                             Jan - Dec 2000        $878,847     $  800,000    $ 98,188     $ 2,946,500        185,805      $41,954

Jeffrey M. Peek.........     Jan - Dec 2003        $230,769     $1,300,000    $ 18,000     $ 4,147,500        450,000      $     0
President and Chief
Operating Officer

Thomas B. Hallman.......     Jan - Dec 2003        $454,231     $  675,000    $ 22,563     $ 1,664,400        125,000      $10,000
Vice Chairman -            Oct 2002 - Dec 2002     $115,769     $  275,000    $  2,721     $         0              0      $     0
Specialty Finance         Oct 2001 - Sept 2002     $430,000     $  356,000    $  1,209     $         0        379,890      $ 9,197
                             Jan - Sept 2001       $288,846     $  605,000    $  8,475     $ 1,490,275        119,560      $ 8,500
                             Jan - Dec 2000        $333,076     $  325,000    $ 16,692     $ 1,057,500         45,419      $20,123

Joseph M. Leone.........     Jan - Dec 2003        $441,346     $  675,000    $ 24,291     $ 1,664,400        160,000      $10,000
Vice Chairman and          Oct 2002 - Dec 2002     $109,038     $  155,000    $  3,297     $         0              0      $     0
Chief Financial Officer    Oct 2001 - Sept 2002    $405,000     $  390,500    $  1,346     $         0        454,890      $ 9,237
                             Jan - Sept 2001       $302,308     $  580,000    $  8,886     $ 1,659,596        119,560      $ 8,500
                             Jan - Dec 2000        $358,088     $  300,000    $ 21,168     $   785,625         37,161      $21,124

Lawrence A. Marsiello...     Jan - Dec 2003        $444,231     $  775,000    $ 23,204     $ 1,664,400        125,000      $10,000
Vice Chairman and          Oct 2002 - Dec 2002     $113,077     $  275,000    $  2,934     $         0              0      $     0
Chief Credit Officer      Oct 2001 - Sept 2002     $420,000     $  260,000    $  1,465     $         0        379,890      $ 9,246
                             Jan - Sept 2001       $313,846     $  480,000    $  8,857     $ 1,806,375        119,560      $ 8,500
                             Jan - Dec 2000        $369,230     $  400,000    $ 24,108     $ 1,057,500         41,290      $21,569

----------
(1) The salary shown for Mr. Peek in 2003 is for the period from his start date, September 3, 2003, through December 31, 2003.

(2) Bonus payments made under CIT's Annual Bonus Plan for the year ending December 31, 2003 relate to performance during the twelve month period from January 1, 2003 through December 31, 2003. The amounts shown represent cash paid under CIT's Annual Bonus Plan and Discretionary Plan. Bonus payments made under CIT's Annual Bonus Plan for the three months ended December 31, 2002 related to performance during the six-month period from July 1, 2002 through December 31, 2002. Bonus payments made under CIT's Annual Bonus Plan for the twelve months ended September 30, 2002 related to performance during the nine-month period from October 1, 2001 through June 30, 2002.

      Mr. Peek's 2003 Bonus of $1,300,000 is based on a guaranteed bonus amount in his Employment Agreement.

      For the period from October 2001 through June 2002, the Named Executive Officers received a portion of their annual bonus as CIT restricted stock. The amounts shown include the value of the restricted stock. The number of shares was based on a price of $22.20, the closing price of CIT Common Stock on August 13, 2002, the date of the grant. All shares were issued with a one-year restriction. The number and value of shares awarded were as follows: Mr. Gamper - 50,675 shares ($1,124,985), Mr. Hallman - 12,162 shares ($269,996), Mr. Leone - 15,765 shares ($349,983) and Mr. Marsiello
      - 11,711 shares ($259,984). The balance of the listed bonus amounts relate to cash bonuses paid under a quarterly corporate bonus plan of our former parent, Tyco International Ltd. ("Tyco"), which was discontinued after our IPO.

      Of the $1,668,832 in annual bonus that Mr. Gamper received for the period from October 2001 through September 2002, $918,832 was awarded for his performance under the Tyco corporate bonus plan, of which $750,000 was paid out in two quarterly payments consisting of $375,000 in cash and $375,000 in CIT restricted stock as discussed above, and $168,832 was awarded in unrestricted shares of Tyco common stock (3,521 shares at a Tyco share price of $47.95). The additional $750,000 was awarded by CIT for his performance from January 1 through June 30, 2002, of which $749,985 was paid in CIT restricted stock as discussed above and $15 was paid in cash to reflect a fractional share.

      For the nine months ended September 2001, Mr. Gamper received a bonus of $3,120,434, of which $2,002,040 was paid in cash and $1,118,394 was paid as a grant of 25,020 shares of Tyco common stock, based on the closing price of Tyco common stock of $44.70 per share on October 1, 2001, the date of the grant.

      The amounts shown in the Bonus column for 2001 and 2000 (other than for Mr. Gamper as described above), represent the cash amounts paid under CIT's Annual Bonus Plan.

(3) The payments set forth in each period under Other Annual Compensation represent the dividends paid on restricted stock held in each of those periods. Such dividends were payable at the same rate applicable to all other issued and outstanding shares.

(4) Recipients of restricted stock have the right to vote such shares and receive dividends.

      On July 25, 2003, restricted stock grants were issued to Mr. Gamper, Mr. Hallman, Mr. Leone and Mr. Marsiello under the Long Term Equity Compensation Plan (ECP). The value of this grant is based on the fair market price of CIT Common Stock on the grant date of $27.74 per share. Awards were as follows: Mr. Gamper 135,000 shares; Mr. Hallman 60,000 shares; Mr. Leone 60,000 shares; and Mr. Marsiello 60,000 shares. These grants vest 100% on the third anniversary date of the award.

      On September 3, 2003, Mr. Peek received 150,000 shares of restricted stock as part of his Employment Agreement. The value is based on the fair market value on the grant date of $27.65 per share. This grant vests 100% on the third anniversary of the award.

      The number and value at December 31, 2003 of restricted stock holdings based upon the closing market price of $35.95 per share of CIT Common Stock was as follows: Mr. Gamper - 314,348 shares ($11,300,811), Mr. Peek
      - 150,000 shares ($5,392,500), Mr. Hallman - 65,257 shares ($2,345,989),
      Mr. Leone - 65,855 shares ($2,367,487), and Mr. Marsiello 66,372 shares ($2,386,073).

      Restricted Stock Awards include grants of Performance Accelerated Restricted Shares ("PARS") made in January 2000 under our former ECP and grants of restricted stock made in June 2001 under the Tyco International Ltd. 1994 Restricted Stock Ownership Plan for Key Employees in conjunction with the acquisition of CIT by Tyco.

      The PARS awarded under the our former ECP vested on June 1, 2001 due to the change of control associated with the acquisition of CIT by Tyco. The PARS were issued at a fair market value of $20.75. Awards were as follows:
      Mr. Gamper - 142,000 shares; Mr. Hallman - 30,000 shares; Mr. Leone - 30,000 shares; and Mr. Marsiello - 30,000 shares.

      The June 2001 grants, which were originally granted in Tyco restricted shares, vest 100% on the third anniversary date of the grant for Mr. Gamper and one-third on each anniversary for the others, subject to earlier vesting under other conditions as described in the individual award agreements. The value is based on the value of Tyco shares on the grant date of $56.50 per share. Awards were as follows: Mr. Gamper - 300,000 shares; Mr. Hallman - 26,378 shares; Mr. Leone - 29,375 shares; and Mr. Marsiello - 31,973 shares. The shares of Tyco restricted stock were converted into CIT restricted stock based on our IPO offering price.

      For the year 2000, Restricted Stock Awards also included grants made under a Special Stock Award Program to Mr. Hallman, Mr. Leone and Mr. Marsiello. Payments under this plan were based on the achievement of performance measures for the year 2000. Awards were in the form of restricted stock grants recommended and approved on January 24, 2001. The Awards vested 50% on the date of grant, and the remaining 50% was subject to restriction until January 24, 2002, except that these shares vested on June 1, 2001 in conjunction with the acquisition of CIT by Tyco. The values of these grants are included in the Restricted Stock Awards column based on the share price on the January 24, 2001 grant date of $21.75 per share of CIT Common Stock. Awards were as follows: Mr. Hallman - 20,000 shares; Mr. Leone - 7,500 shares; and Mr. Marsiello - 20,000 shares.

(5) On January 21, 2003, option grants were issued under the ECP to Mr. Gamper, Mr. Hallman, Mr. Leone and Mr. Marsiello. These grants have a vesting schedule of one-third per year on each anniversary date.

      As part of Mr. Peek's Employment Agreement, 450,000 options were granted under the ECP effective September 3, 2003. These options vest one third per year on each anniversary date.

      During the three months ended December 31, 2002, no options were granted to the Named Executive Officers.

      Options that were originally granted to purchase Tyco common stock, or to purchase CIT Common Stock prior to the acquisition of CIT by Tyco, are reported in the table as current options to purchase CIT Common Stock. Options to purchase CIT Common Stock prior to the acquisition of CIT by Tyco were converted in June 2001, in connection with such acquisition, into options to purchase shares of Tyco common stock based on a conversion rate of .6907 of a share of Tyco common stock for each share of CIT Common Stock. Except as set forth below, options to purchase Tyco common stock were converted in July 2002, in connection with our IPO, into options to purchase CIT Common Stock based on a conversion rate of .5978 of a share of CIT Common Stock for each share of Tyco common stock.

      Two new option awards were granted during the twelve months ended September 30, 2002. The first grant was awarded on February 5, 2002 under the Tyco International Ltd. Long Term Incentive Plan and the Tyco International Ltd. Long Term Incentive Plan II. These options were converted into options to purchase shares of CIT Common Stock at the time of our IPO. The second grant was awarded under the ECP on July 2, 2002 to coincide with our IPO.

      Options granted between January and September 2001 were awarded under the Tyco International Ltd. Long Term Incentive Plan and the Tyco International Ltd. Long Term Incentive Plan II. The 2001 grants vested one-third on each anniversary date for Mr. Gamper and 100% at the end of three years for the others. At the time of our IPO, all unvested options granted between January and September 2001 were cancelled.

      For Mr. Gamper, 800,000 unvested Tyco options were cancelled and 8,994 vested options were forfeited. Additionally, Mr. Gamper retained 400,000 vested Tyco options that were awarded on June 1, 2001 and vested on June 1, 2002. These options did not convert to options to purchase shares of CIT Common Stock and remained as options to purchase shares of Tyco common stock. For each of Mr. Hallman, Mr. Leone and Mr. Marsiello, 200,000 unvested Tyco options were cancelled.

      Options for 2000 were originally awarded under our former ECP and represent CIT options that were converted in connection with the acquisition of CIT by Tyco into options to purchase shares of Tyco common stock, and then converted into options to purchase new shares of CIT Common Stock in connection with our IPO.

(6) For the year ending December 31, 2003, the payments set forth under "All Other Compensation" for Messrs. Gamper, Hallman, Leone and Marsiello include the matching employer contribution to each participant's account under the CIT Group Inc. Savings Incentive Plan (the "CIT Savings Plan"). The matching employer contribution was made pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. For the twelve-month period ending December 31, 2003, the matching contributions were: Mr. Gamper - $10,000, Mr. Hallman - $10,000, Mr. Leone - $10,000, and Mr. Marsiello - $10,000.

      For the three months ended December 31, 2002, no amounts required to be disclosed under "All Other Compensation" were paid to any Named Executive Officer.

      For the twelve months ended September 30, 2002, nine months ended September 30, 2001, and the year ended December 31, 2000, the payments set forth under "All Other Compensation" for Messrs. Gamper, Hallman, Leone and Marsiello include the matching employer contribution to each participant's account and the employer flexible retirement account contribution to each participant's flexible retirement account under the CIT Savings Plan. The matching employer contribution was made pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. For the period ending September 2002, the matching contributions were: Mr. Gamper - $10,000, Mr. Hallman - $9,197, Mr. Leone - $9,237 and Mr. Marsiello - $9,246. For January through September 2001, the matching contributions were: Mr. Gamper - $8,250, Mr. Hallman - $8,500, Mr. Leone - $8,500, and Mr. Marsiello - $8,500. In 2000, Messrs. Gamper, Hallman, Leone, and Marsiello each received a contribution of $6,800 under the employer match and a contribution of $6,800 under the employer flexible retirement account. For the year ended December 31, 2000, the payments set forth under "All Other Compensation" also include contributions to the accounts of Messrs. Gamper, Hallman, Leone, and Marsiello under The CIT Group Inc. Supplemental Savings Plan, which is an unfunded non-qualified plan, as follows: Mr. Gamper - $28,354, Mr. Hallman - $6,523, Mr. Leone - $7,524, and Mr. Marsiello - $7,969.

Stock Option Awards During 2003

      The following table sets out awards of stock options to the Named Executive Officers during the year ended December 31, 2003. All stock options awarded during year 2003 were awarded under the ECP and represent options to acquire CIT Common Stock.

                              OPTION GRANTS IN 2003

                                                              Percent
                                              Number of       of Total
                                             Securities     Options/SARs
                                             Underlying      Granted to     Exercise or                     Grant Date
                                Date of     Options/SARs    Employees in    Base Price     Expiration        Present
          Name                  Grant(1)      Granted      Fiscal Year(2)    ($/Sh)(3)        Date           Value(4)
          ----                  --------    ------------   --------------   -----------    ----------       ----------
Albert R. Gamper, Jr........   01/21/2003     400,000           7.6%          $21.05       01/21/2013       $1,977,333
Chairman and
Chief Executive Officer

Jeffrey M. Peek.............   09/03/2003     450,000           8.5%          $27.65       09/03/2013       $2,965,500
President and
Chief Operating Officer

Thomas B. Hallman...........   01/21/2003     125,000           2.4%          $21.05       01/21/2013         $617,917
Vice Chairman -
Specialty Finance

Joseph M. Leone.............   01/21/2003     160,000           3.0%          $21.05       01/21/2013         $790,933
Vice Chairman and
Chief Financial Officer

Lawrence A. Marsiello.......   01/21/2003     125,000           2.4%          $21.05       01/21/2013         $617,917
Vice Chairman and
Chief Credit Officer

----------
(1) The options reported above are for the year ended December 31, 2003. All options listed represent options to purchase CIT Common Stock. These grants vest one-third on each anniversary of the grant date, subject to earlier vesting under conditions described in the individual award agreements.

(2) Represents the percentage of all employee options granted in 2003 under the ECP.

(3) Each option grant is issued with a strike price equal to the fair market value of CIT Common Stock on the date of grant.

(4) The ultimate value of the options will depend on the future market price of CIT Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of CIT Common Stock over the exercise price on the date the option is exercised. The values shown are based on the Black-Scholes option-pricing model, which is a method of calculating a theoretical value of the options based upon a mathematical formula using certain assumptions. For the calculation, the following assumptions were used: an assumed life of three to five years; interest rate of 2.1% to 3.6%, which represents the risk free rate with a maturity date similar to the assumed exercise period; assumed annual volatility of underlying shares of 29.3% to 33.4%, calculated based on a historical share price movement analysis of peer organizations over periods generally commensurate with the expected life of the option; quarterly dividend payment of $0.12 per share; and the vesting schedule indicated for the grant.

      The following table gives additional information on option exercises by the Named Executive Officers during the year ended December 31, 2003, and on the number of options and value of in-the-money options held by the Named Executive Officers on December 31, 2003.

                       AGGREGATED OPTION EXERCISES IN 2003
                           AND YEAR-END OPTION VALUES
                                 (U.S. Dollars)

                                                                     Number of
                                                               Securities Underlying     Value of Unexercised
                                                                    Unexercised               In-the-Money
                                                              Options at 12/31/2003(1)   Options at 12/31/2003
                                                              ------------------------   ---------------------
                                      Shares                            (#)                        ($)
                                     Acquired         Value         Exercisable/               Exercisable/
         Name                       on Exercise     Realized       Unexercisable              Unexercisable
         ----                       -----------     --------  ------------------------   ---------------------
Albert R. Gamper, Jr.............        0             $0        728,102/1,529,706       $4,532,500/$19,557,500
Chairman and
Chief Executive Officer

Jeffrey M. Peek..................        0             $0                0/450,000                $0/$3,735,000
President and
Chief Operating Officer

Thomas B. Hallman................        0             $0           97,464/407,426        $1,133,125/$5,261,875
Vice Chairman -
Specialty Finance

Joseph M. Leone..................        0             $0          204,822/498,676        $1,375,938/$6,511,813
Vice Chairman and
Chief Financial Officer

Lawrence Marsiello...............        0             $0          199,203/407,426        $1,133,125/$5,261,875
Vice Chairman and
Chief Credit Officer

----------
(1) The options reported are non-qualified stock options to purchase CIT Common Stock awarded under the ECP, including all options converted from Tyco options or prior CIT options. The exercise price of the options ranges from $21.05 to $74.47 per share and the closing trading price on the New York Stock Exchange of CIT Common Stock at December 31, 2003 was $35.95.

Additional Information Regarding Equity Compensation Plans

      The following table summarizes the options outstanding under equity compensation plans as of December 31, 2003.

                                                                                           Number of securities
                                                                                          remaining available for
                                           Number of securities                            future issuance under
                                             to be issued upon      Weighted average     equity compensation plans
                                                exercise of         exercise price of      (excluding securities
                                            outstanding options    outstanding options   reflected in column (a))
                                           ---------------------   -------------------   -------------------------
                                                   (a)                     (b)                      (c)
Equity compensation plans
approved by security holders.............      18,766,824                $30.48                  14,620,566

      Options that are not exercised or whose value is used to exercise other options may be regranted. All equity compensation plans were approved by our sole stockholder prior to our IPO. We have no equity compensation plans that were not approved by stockholders.

Employment Agreements

General

      At its meeting on November 5, 2002, the Compensation and Governance Committee of the Board approved revised employment agreements for the Named Executive Officers, effective January 1, 2003.

      Mr. Gamper's employment agreement extends until December 31, 2004 and provides for him to serve as the Chief Executive Officer of CIT for an annual base salary of not less than $900,000 and an annual cash bonus based on performance targets (with a target bonus of at least 200% of his annual base salary). Pursuant to his employment agreement, his base salary will be reviewed when the salaries of all executive officers of CIT are reviewed.

      Mr. Gamper's employment agreement provides for his participation in all employee pension, welfare, perquisites, fringe benefit and other benefit plans generally applicable to the most senior executives of CIT, and continued participation in CIT's Executive Retirement Program and all other supplemental and excess retirement plans during the term of the employment agreement on terms no less favorable than provided immediately prior to the effective date of the agreement. Mr. Gamper is eligible to receive benefits under the CIT retiree medical and life insurance plan for the remainder of his life and the life of his spouse. In addition, Mr. Gamper is entitled to be reimbursed for certain expenses and to receive certain additional benefits during the term of his employment.

      Mr. Peek entered into an employment agreement effective September 3, 2003.

      Mr. Peek's employment agreement extends until September 3, 2006 and provides for him to serve as the President and Chief Operating Officer and as a member of the Board. During the term of the employment agreement, it is expected that Mr. Peek will be promoted to the position of Chief Executive Officer of CIT. The employment agreement provides for an annual base salary of $750,000, which will be increased to $800,000 on the first anniversary of his employment and a guaranteed annual bonus of $1,300,000 for 2003. Mr. Peek's annual bonus for 2004 shall be $2,200,000 if the Company achieves its pre-tax income goal for 2004 (with a target bonus of at least $1,600,000 or 200% of his salary).

      Pursuant to his employment agreement, in 2003, CIT granted Mr. Peek 450,000 stock options and 150,000 shares of restricted stock, During 2004 and prior to September 2004, the Company will grant to Mr. Peek options and restricted stock having an aggregate fair market value of $2,500,000 each.

      Messrs. Hallman, Leone, and Marsiello also have employment agreements that extend until December 31, 2004. Their agreements provide for the payment of an annual base salary of not less than the amount received prior to the effective date of January 1, 2003, to be reviewed when the salaries of all executive officers of CIT are reviewed. They are also entitled to an annual bonus opportunity based on the performance of CIT and their business units, in accordance with CIT's incentive plans and programs (with a target bonus of at least 125% of annual base salary).

      The employment agreements of Messrs. Hallman, Leone, Marsiello, and Peek provide for their participation in all employee pension, welfare, perquisites, fringe benefit and other benefit plans generally available to senior executives. The employment agreements of Messrs. Hallman, Leone, and Marsiello provide for continued participation in CIT's Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of the agreement. They are also eligible to receive benefits under the CIT retiree medical and life insurance plan. Mr. Peek's employment agreement provides for participation in any supplemental retirement plans available to similarly situated executives, participation in the Company's Executive Retirement Plan and retiree medical and life insurance at economic levels equal to senior executives of the Company. In addition, Mr. Peek is entitled to be reimbursed for certain expenses and to receive certain additional benefits during the term of his employment.

Termination and Change-In-Control Arrangements

      If Mr. Gamper's employment is terminated by him for "good reason" or by CIT without "cause" (in each case, as these terms are defined in his employment agreement), then he would be entitled to a cash payment equal to (i) the sum of his unpaid base salary through the date of termination and his "Severance Bonus" pro rated for the portion of the year he completed in the year of his termination,
(ii) three times the sum of his annual base salary plus his Severance Bonus, paid over a period of three years, provided that he continues to comply with the confidentiality and non-compete provisions of his employment agreement, and
(iii) a "Special Cash Bonus" (without regard to CIT's financial performance). "Severance Bonus" means the greater of (i) Mr. Gamper's average annual bonus over the two calendar years preceding the date of termination or (ii) Mr. Gamper's target bonus. "Special Cash Bonus" means a payment in satisfaction of obligations under Mr. Gamper's prior employment agreement, equal to $1.25 million. Also, in such event, any stock options then held by Mr. Gamper would vest immediately and all restrictions on restricted stock held by Mr. Gamper would lapse. In addition, Mr. Gamper would be paid or provided with any amounts or benefits he is eligible to receive under any benefit plan of CIT, including the retiree medical benefits described above, and to the extent permitted under law he would be credited with three additional years of age and service credit under the relevant retirement plans.

      Mr. Gamper also would be entitled upon any such termination to outplacement services, an office, attorney and accountant fee reimbursement up to $25,000 per year, officer's and director's insurance and indemnification, and a car and driver. Mr. Gamper would be entitled to each of the items described in the previous sentence for two years following the date of termination, except for the insurance, which would extend for five years. Upon retirement, Mr. Gamper would be entitled to the benefits listed above for the stated time period, with the exception of outplacement services.

      In the event of a change of control (as defined in the employment agreement) during the term of his employment agreement, Mr. Gamper may elect to terminate his employment for any reason effective on the 90th day following such event. If (i) Mr. Gamper elects to so terminate his employment or (ii) within ninety days of the change of control his employment is terminated by CIT without cause or by him for good reason, then Mr. Gamper is entitled to the severance benefits applicable to a good reason termination. Termination payments following a change of control are payable in a lump sum within 30 days of termination.

      Mr. Gamper's employment agreement provides that he will not, during the employment period and for two years after the date of termination (three years in the case of termination by CIT without "cause" or by Mr. Gamper for "good reason" (in each case, as these terms are defined in the employment agreement)), without the written consent of the Board (i) engage or be interested in any business in the U.S. which is in competition with any lines of business actively being conducted by CIT on the date of termination, (ii) hire any person who was employed by CIT or its affiliates within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with CIT or its affiliates to terminate such relationship or to refrain from extending or renewing the same, or (iii) disparage or publicly criticize CIT or any of its affiliates.

      In July 2003, Mr. Gamper entered into an amendment to his employment agreement which states that if the Company appoints or elects Mr. Peek to the position of Chief Executive Officer of the Company on or after July 3, 2004, Mr. Gamper may not terminate his employment for Good Reason because (i) he ceases to be the Chief Executive Officer of the Company, (ii) in connection with or as a result of the appointment or election of Mr. Peek to the position of Chief Executive Officer, he is assigned duties materially inconsistent with the Chief Executive Officer position, authority, duties or responsibilities, or (iii) there is a material diminution in his authority, duties or responsibilities as a result of Mr. Peek becoming Chief Executive Officer of the Company. Except as noted above, the provisions of the employment agreement remain, including the compensation provisions set forth in his employment agreement, and Mr. Gamper shall continue to serve as Chairman of the Board of the Company, reporting directly to the Board, and shall serve as a member of the Board.

      The employment agreements of Messrs. Hallman, Leone, Marsiello, and Peek provide that, under certain circumstances, if the executive's employment is terminated by him for "good reason" or by CIT without "cause" (in each case, as these terms are defined in his employment agreement), then he would be entitled to receive: (i) the sum of (1) his unpaid annual base salary through the termination date and (2) a pro-rated Severance Bonus based on the portion of the fiscal year completed prior to termination; and (ii) the sum of (1) the greater of (x) his annual base salary payable for the remainder of the employment agreement, or (y) two times (2.5 times in the case of Mr. Peek) his annual base salary, and (2) two times (2.5 times in the case of Mr. Peek) his Severance Bonus. "Severance Bonus" means the greater of (i) the executive's average annual bonus over the two calendar years preceding the date of termination, or (ii) the executive's target bonus. If the Board fails to elect or appoint

Mr. Peek to the position of Chief Executive Officer on or before September 2, 2004, his Severance Bonus shall be $2,200,000. If Mr. Peek's employment is terminated for "good reason" or without "cause" (as defined in his employment agreement) during the term of the agreement, Mr. Peek shall also receive an additional lump sum payment in the amount of the difference, if any, between $2,200,000 and the actual annual bonus paid to him for 2004 if such bonus was less than $2,200,000.

      In addition, under certain circumstance, upon termination of employment, all unvested stock options would vest immediately and all restrictions on restricted stock held by Messrs. Hallman, Leone, Marsiello, and Peek would lapse. Each of them would also receive life insurance and medical, dental and disability benefits for up to two years (2.5 years in the case of Mr. Peek) after termination, any other amounts or benefits required to be paid or provided (to the extent not paid) and outplacement services. They also would be credited with two additional years of age and service credit under all relevant CIT retirement plans.

      In the event of a change of control (as defined in his employment agreement) during the term of the employment agreements of Messrs. Hallman, Leone, Marsiello, and Peek, the term of each such agreement would be extended to the second anniversary of the change of control. In addition, should the employment of Messrs. Hallman, Leone, and Marsiello be terminated without cause or by the executive for good reason during the two year extension period, the executive would receive the compensation and benefits described under a good reason termination, except that the executive would receive 2.5 times the sum of his annual base salary and the Severance Bonus (instead of the greater of (i) his annual base salary payable for the remainder of the retention agreement, or
(ii) two times his annual base salary, and two times the Severance Bonus). This payment would be payable in a lump sum within 30 days of the termination. In the event Mr. Peek's employment should be terminated without cause or by him for good reason during the two year extension period in the event of a change of control, he would receive the compensation and benefits described under a good reason termination except that this payment would be payable in a lump sum within 30 days of the termination.

      The employment agreements of Messrs. Hallman, Leone, Marsiello, and Peek also provide that each of them will not, while employed by CIT under the employment agreement and for one year after termination (two years in the event Mr. Peek terminates without good reason or the Company terminates for cause), without the written consent of the Board, (i) engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, (ii) hire any person who was employed by CIT within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with the Company to terminate such relationship or to refrain from extending or renewing the same (two years in the case of Mr. Peek for termination for any reason), or (iii) disparage or publicly criticize CIT or any of its affiliates.

      In the event that Mr. Gamper or the other Named Executive Officers become subject to excise taxes under Section 4999 of the Internal Revenue Code, each employment agreement provides for a gross up payment equal to the amount of such excise taxes.

Retirement Plan and Supplemental Retirement Plan

      The CIT Group Inc. Retirement Plan (the "Retirement Plan") covers all officers and salaried employees in the United States who have one year of service and have attained age 21. We also maintain a Supplemental Retirement Plan for employees whose benefit in the Retirement Plan is subject to Internal Revenue Code limitations.

      The Retirement Plan was revised in 2000 with a new "cash balance" formula, which became effective January 1, 2001. Under this new formula, each member's accrued benefits as of December 31, 2000 were converted to a lump sum amount and each year thereafter the balance is to be credited with a percentage of the member's "Benefits Pay" (comprised of base salary, plus certain annual bonuses, sales incentives and commissions) depending on the member's period of service as follows:
          Period of Service                       % of "Benefits Pay"
          -----------------                       -------------------
             1 - 9 years                                   5
            10 - 19 years                                  6
            20 - 29 years                                  7
          30 years or more                                 8

      These balances are also to receive annual interest credits, subject to certain government limits. For 2003, the interest credit was 5.01% and for 2002 it was 5.76%. Upon termination after 5 years of employment or retirement, the amount credited to a member is to be paid in a lump sum or converted into an annuity. Certain eligible members had the option of remaining under the Retirement Plan formula as in effect prior to January 1, 2001.

      Messrs. Gamper, Hallman, Leone and Marsiello are earning benefits under the "cash balance" formula effective January 1, 2001. Mr. Peek will begin earning benefits under the "cash balance" plan after his first year anniversary of employment, September 3, 2004. The following table shows the estimated annual retirement benefits (including the benefits under the Supplemental Retirement
Plan) which would be payable to each individual if he retired at normal retirement age (age 65) at his normalized 2003 "Benefits Pay". The projected amounts include annual interest credits at 5.01%.

                                                   Year of          Estimated
                     Name                     Normal Retirement   Annual Benefit
                     ----                     -----------------   --------------
            Albert R. Gamper, Jr.............       2007             $525,236
            Jeffery M. Peek..................       2012              $94,179
            Thomas B. Hallman................       2017             $139,550
            Joseph M. Leone..................       2018             $200,872
            Lawrence A. Marsiello............       2015             $209,401

Executive Retirement Plan

      Messrs. Gamper, Peek, Hallman, Leone and Marsiello are entitled to benefits under an Executive Retirement Plan, which provides a death benefit equal to approximately three times base salary while being actively employed, with a life annuity option payable monthly by CIT upon retirement. CIT purchases life insurance to fund most of these benefits. The participant pays a portion of the annual premium, which is calculated based on the death benefit provided by our Executive Retirement Plan. We are entitled to recoup our payments from the proceeds of any policy in excess of the death benefit. Upon the participant's retirement, a life annuity will be payable out of CIT's general assets and we anticipate recovering the cost of the life annuity out of the proceeds of any insurance policy payable to CIT upon the death of the participant. CIT is currently in the process of purchasing a life insurance policy on Mr. Peek.

      In addition to the table of pension benefits shown above, we are conditionally obligated to make annual payments under our Executive Retirement Plan in the amounts indicated to the Named Executive Officers at retirement: Mr. Gamper, $463,130; Mr. Peek, $318,321; Mr. Hallman, $187,589; Mr. Leone,
$240,592, and Mr. Marsiello, $241,608.

Other Employee Benefits

      We maintain a defined contribution plan with a 401(k) feature. In addition, we maintain a supplemental unfunded defined contribution plan for employees in a grandfathered defined benefit plan. Retiree medical and dental coverage is offered on a contributory basis to certain eligible employees who meet specified age and service requirements.

Long-Term Equity Compensation Plan

      The ECP allows for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units (each, an "Award") to employees and directors of CIT and its subsidiaries. The ECP is administered by the Compensation Committee of the Board and by the full Board with respect to grants of awards to non-employee directors (the "Administrator"). The Administrator has the discretion to select the participants to whom Awards will be granted and the type, size and terms and conditions applicable to each Award, and the authority to interpret, construe and implement the provisions of the ECP.

Annual Incentive Compensation

      Annual Bonus Plan. CIT has adopted the Annual Bonus Plan, under which cash awards may be made to any employees of CIT and its subsidiaries. The Annual Bonus Plan replaces the annual bonus provisions of the ECP. It is a performance-based plan in which payments are based on the achievement of performance goals in accordance with the requirements of Internal Revenue Code
Section 162(m).

      Discretionary Bonus Plan. CIT has also adopted the Discretionary Bonus Plan, under which awards may be made to any employees of CIT and its subsidiaries. Bonuses under this plan are purely discretionary and are not contingent upon the failure to attain performance goals under the Annual Bonus Plan or other performance based arrangements of the Company. Bonuses under this plan will be determined by the Compensation Committee; provided that the Compensation Committee may delegate to the Chief Executive Officer the discretion to determine bonuses for employees other than the Chief Executive Officer and the executive officers named in this proxy statement or otherwise designated by the Compensation Committee.

Employee Stock Purchase Plan

      CIT's Employee Stock Purchase Plan (the "ESPP") covers United States and Canadian employees of CIT and participating subsidiaries customarily employed at least 20 hours per week. Under the ESPP, eligible employees can choose to have between 1% and 10% of their base salary withheld to purchase shares of Common Stock quarterly at a purchase price equal to 85% of the fair market value of our Common Stock on either the first business day or the last business day of the quarterly offering period, whichever is lower. The fair market value of a share of Common Stock is the closing trading price on the New York Stock Exchange for that day. The amount of Common Stock that may be purchased by a participant through the plan is generally limited to $25,000 per year.

         Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

      The table below shows, as of the most recent practicable date, the name and address of each person known to CIT that beneficially owns in excess of 5% of any class of voting stock. Information in this table is as of December 31, 2003, based upon reports on Schedule 13G filed with the SEC on or before February 15, 2004.

                                                                                                   Percentage
                                                                                                       of
Title of Class                        Name and Address of                Amount and Nature of        Common
   of Stock                            Beneficial Owner                  Beneficial Ownership         Stock
--------------                        -------------------                --------------------      ----------
Common Stock................     Dodge & Cox(1)                               27,910,300              13.1
                                 One Sansome Street, 35th Floor
                                 San Francisco, CA 94104

Common Stock................     Brandes Investment Partners, LLC(2)          20,267,295               9.6
                                 11988 El Camino Real, Suite 500
                                 San Diego, CA 92130

Common Stock................     FMR Corp. (3)                                18,982,570               8.9
                                 82 Devonshire Street
                                 Boston, MA 02109

----------
(1) Dodge & Cox reports sole voting power over 26,097,800 shares, shared voting power over 323,000 shares and sole dispositive power over 27,910,300 shares.

(2) Brandes Investment Partners, LLC, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby report shared voting power over 17,172,827 shares and shared dispositive power over 21,571,483 shares. Each of such persons disclaims any direct ownership of such shares except, with respect to certain of such persons, for an amount that is substantially less than one percent thereof.

(3) FMR Corp., Edward C. Johnson, 3d, and Abigail P. Johnson report sole voting power over 3,980,940 shares.

Security Ownership of Directors and Executive Officers

      The table below shows, as of February 15, 2004, the number of shares of CIT Common Stock owned by each director, by the Named Executive Officers and by the directors and executive officers as a group.

                                            Amount and Nature
                                         of Beneficial Ownership
                                          (CIT Common Stock and       Percentage
  Name of Individual                  Exchangeable Shares)(1)(2)(3)    of Class
  ------------------                  -----------------------------   ----------
Albert R. Gamper, Jr.................          1,308,104                   *
Gary C. Butler.......................                  0                   *
William A. Farlinger.................             12,923                   *
William M. Freeman...................                  0                   *
Hon. Thomas H. Kean..................             32,491                   *
Edward J. Kelly, III.................              8,476                   *
Marianne Miller Parrs................              6,882                   *
Jeffrey M. Peek......................            150,805                   *
John R. Ryan.........................                149                   *
Peter J. Tobin.......................             12,611                   *
Lois M. Van Deusen...................              5,545                   *
Thomas B. Hallman....................            242,014                   *
Joseph M. Leone......................            366,074                   *
Lawrence A. Marsiello................            340,430                   *
All Directors and Executive
Officers as a group (21 persons).....          3,576,546                 1.68%

----------
*     Represents less than 1% of the total outstanding Common Stock.

(1) Includes shares of Restricted Stock issued under the ECP, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Gamper - 314,348 shares, Mr. Farlinger - 1,735 shares, Mr. Kean - 1,735 shares, Ms. Parrs - 2,725 shares, Mr. Peek - 150,000 shares, Mr. Ryan - 149 shares, Ms. Van Deusen - 1,388 shares, Mr. Hallman - 65,257 shares, Mr. Leone - 65,854 shares, and Mr. Marsiello - 66,372 shares.

(2) Includes shares of CIT Common Stock issuable pursuant to stock options awarded under the ECP that have vested or will vest within 60 days after February 15, 2004 in the following amounts: Mr. Gamper - 901,288 shares, Mr. Farlinger - 10,188 shares, Mr. Kean - 20,756 shares, Mr. Kelly - 4,412 shares, Ms. Parrs - 4,157 shares, Mr. Tobin - 12,611 shares,

      Ms. Van Deusen - 4,157 shares, Mr. Hallman - 149,093 shares, Mr. Leone - 268,118 shares, and Mr. Marsiello - 250,832 shares.

(3) Includes 852,981 shares of Restricted Stock issued under the ECP to all executive officers and directors as a group for which they have voting rights, but for which ownership has not vested, and 2,427,001 shares of Common Stock issuable pursuant to stock options awarded under the ECP to all executive officers and directors as a group that have vested or will vest within 60 days after February 15, 2004.

                 Certain Relationships and Related Transactions

      We have in the past and may in the future enter into certain transactions with affiliates, other than directors and executive officers. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into at a fair market value for the transaction.

      Certain shareholders of CIT provide investment management services in conjunction with employee benefit and retirement plans. These services are provided in the normal course of business. The CIT Group Inc. Savings Incentive Plan allows employees to select from among several investments, including certain Fidelity mutual funds managed by FMR Corp. At December 31, 2003, CIT's Savings Incentive Plan had total assets of $401.5 million, of which $133.4 million were invested in various Fidelity mutual funds at the election of various employees. CIT paid an administrative fee of approximately $290 thousand to FMR Corp. for their services in administering the Savings Incentive Plan during 2003. In addition, FMR Corp. also received investment management fees from each mutual fund based on a percentage of the asset balance, which is affected by the individual investment decisions of CIT's employees. The CIT Group Inc. Retirement Plan invests in certain funds managed by Dodge & Cox. At December 31, 2003, CIT's Retirement Plan had total assets of $205.7 million, of which $112.6 million were invested in two Dodge & Cox funds. Dodge & Cox charges a fee for these investment management services based on a percentage of the asset balance in the funds. This fee was approximately $410 thousand during 2003.

                                   PROPOSAL 2

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP ("PwC"), 1177 Avenue of the Americas, New York, New York 10036, as independent accountants to examine the financial statements of CIT and its subsidiaries for the year ending December 31, 2004, and to perform appropriate auditing services. A resolution will be presented at the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the selection of independent accountants.

      PwC has examined our financial statements since June 2001. A member of PwC will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

Fees for Professional Services

      The table below shows the aggregate fees for professional services billed by PwC during the year ended December 31, 2003, the transition period ended December 31, 2002, and the twelve months ended September 30, 2002 (in millions):

                                                      Year ended      Transition period ended   Twelve months ended
                                                  December 31, 2003      December 31, 2002       September 30, 2002
                                                  -----------------   -----------------------   -------------------
Audit fees (a)................................          $8.24                  $1.68                    $5.99
Audit related fees (b)........................          $1.10                     --                    $0.49
Tax fees (c)..................................          $0.41                  $0.09                    $0.47
All other fees (d)............................          $0.01                     --                       --
                                                        -----                  -----                    -----
Total Fees....................................          $9.76                  $1.77                    $6.95

----------
(a) Audit fees include fees for the audit of the consolidated financial statements of the Company, including limited reviews of the Company's unaudited interim financial statements, and as appropriate, statutory and subsidiary audits, issuances of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

(b) Audit related fees include fees for assurance and related services, including audits of employee benefit plans, risk and controls assessments, audits of our service centers, and guidance related to emerging accounting standards.

(c) Tax fees include fees for tax services rendered for tax return preparation.

(d) All other fees include fees for user licenses for access to a technical reference library.

      The Audit Committee has determined that CIT will not retain PwC for any non-audit professional services without the prior approval of the Audit Committee, except that the Audit Committee has delegated to the Audit Committee Chairman the authority to authorize management to retain PwC for non-audit professional services in which the aggregate fees are expected to be less than $200,000 in any year. In general, CIT does not retain PwC to provide information systems, tax consulting, or other consulting services. The Audit Committee has determined that the professional services provided by PwC as described above are compatible with maintaining the principal accountant's independence. The Audit Committee gave prior approval to all audit and non-audit professional services provided by PwC in 2003.

      The Board of Directors recommends a vote "For" the ratification of PricewaterhouseCoopers LLP as CIT's independent auditors for 2004.

                                 OTHER BUSINESS

      CIT's management does not intend to bring any business before the Annual Meeting other than the matters referred to in this proxy statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the accompanying proxy extends to matters which the Board does not know are to be presented at the meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the SEC.

               STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2005
                                 ANNUAL MEETING

      Stockholder proposals to be included in the proxy statement for CIT's next annual meeting must be received by the Secretary of CIT not later than December 7, 2004.

      Also, under CIT's By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of CIT not later than the close of business on February 12, 2005 and not earlier than January 13, 2005. The notice must contain the information required by CIT's By-Laws.

      These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

      Copies of CIT's By-Laws may be obtained from the Secretary.

                                         By Order of the Board of Directors

                                         /s/ Robert J. Ingato

                                         Robert J. Ingato
                                         Executive Vice President
                                           General Counsel and Secretary
                                         April 5, 2004

                                 CIT GROUP INC.
   Proxy solicited by the Board of Directors for use at the Annual Meeting of
                 Stockholders of CIT Group Inc. on May 12, 2004.

The undersigned stockholder appoints each of Eric S. Mandelbaum and James P. Shanahan attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of CIT Group Inc. that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this Proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

                  (Continued, and to be signed on reverse side)

To change your address, please mark this box.

                                             |_|

To include any comments, please mark this box.

                                             |_|

                                                  CIT Group Inc.
                                                  P. O. Box 11216
                                                  New York, NY
                                                  10203-0216

Will Attend Meeting

         |_| Yes                    |_| No

|_|     Please Vote, Sign, Date and        |X|
        Return Promptly in the
        Enclosed Envelope.

The Board of Directors Recommends a Vote "for" Items 1, 2 and 3

1. Election of Directors

[_] FOR all nominees    WITHHOLD AUTHORITY to vote    [_]    EXCEPTIONS* [_]
    listed below        for all nominees listed below

Nominees:  Albert R. Gamper, Jr., Gary C. Butler, William A. Farlinger,  William
M. Freeman, Hon. Thomas H. Kean, Edward J. Kelly, III, Marianne Miller Parrs, Jeffrey M. Peek, John R. Ryan, Peter J. Tobin, Lois M. Van Deusen

(Instructions: To withhold authority to vote for one or more individual nominees, mark the "Exceptions* box and write the name(s) of such nominee(s) in the space provided below.)

Exception*  _________________________________________

                                                           FOR  AGAINST  ABSTAIN


2. Ratification of PricewaterhouseCoopers LLP
   as independent Accounts.                                [_]    [_]      [_]


3. To transact such other business that may
   come before the meeting.                                [_]    [_]      [_]


Note: Please sign exactly as name appears to the left. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give full title as such.

Date         Share Owner sign here                Co-owner sign here
----         ---------------------                ------------------


----         ---------------------                ------------------


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